Exhibit 99.1
Investor Relations Contact:	Company Contact:
Mark Collinson, Partner	Xie Yuechun, CEO Assistant
CCG Investor Relations	Wonder Auto Technology, Inc.
310-477-9800, ext. 117	416-266-1186
Mark.collinson@ccgir.com	wondergrp2006@yahoo.com.cn

FOR IMMEDIATE RELEASE

Wonder Auto Technology, Inc.
Reports First Quarter 2007 Results

JINZHOU CITY, China, May 10, 2007 - Wonder Auto Technology, Inc., (OTCBB: WATG) (“Wonder Auto” or “the Company”), a China-based manufacturer of automotive electrical parts, predominantly, starters and alternators, today announced its financial results for the first quarter 2007.

Q1 Highlights
•     Revenues increased to a record $21.6 million, up 45.8% year-over-year
•     Net income increased 92.5% year-over-year to $2.7 million
•     Export sales increased to 4.8% of total revenue

Revenue increased to a record $21.6 million, up 45.8% from revenue in the first quarter 2006 of $14.8 million. The increase in revenue was primarily due to the continued increase in demand from existing customers for alternators and starters. Gross profit for the quarter increased 78.5% to $5.3 million from gross profit of $3.0 million in the comparable period a year earlier. Net income increased to $2.7 million or 92.5% for the first quarter 2007 from $1.4 million in the first quarter 2006. Fully diluted earnings per share for the quarter were $0.11.

“We are very pleased to announce another quarter of record revenues and profits. We have been able to take advantage of the rapid growth of the automotive components industry in China, propelled by the strong growth of the auto market, especially for cars with small and mid size engines. In addition to increasing domestic revenues, our export sales increased to 4.8% of revenues during the quarter, indicating our emerging ability to penetrate and compete in international markets,” said Chairman and CEO, Mr. Qingjie Zhao.

For the first quarter of 2007, gross profit was $5.3 million, for a year-over-year increase of 78.5% from $3.0 million in the first quarter of 2006. Gross margin was 24.6% for the quarter compared to 20.1% for the same period a year earlier. Gross margin was favorably impacted by the consolidation of the acquired interest in the business of Jinzhou DongWoo Precision Co., Ltd. (“Jinzhou DongWoo”), one of Wonder Auto’s suppliers. Gross margin also benefited from more efficient cost control management and improved technology which allowed the Company to reduce raw material consumption per unit of production. In addition, Wonder Auto has been able to mitigate the effect of higher commodity prices on gross margin through customer pricing and product redesign, however margin levels are likely to be slightly lower during the remainder of the year.

Administrative expenses for the quarter were $0.7 million, or 3.1% of revenue, compared to $0.3 million for the same quarter a year ago, or 2.1% of revenue. The increase of administrative expenses is due to expenditures for improvement of the Company’s internal cost control systems to ensure compliance with SOX 404, the inclusion of Jinzhou DongWoo and the increased cost of being a U.S. publicly traded company.

In the first quarter of 2007, research and development expenses were $0.3 million, or 1.2% of revenue, compared to $0.1 million, or 0.7% of revenue, for the same period last year. The increased research and development expense is attributed to the Company’s continued efforts to maintain its technological competitiveness.

Selling expenses were $0.7 million for the first quarter 2007, or 3.0% of revenue, compared to $0.7 million, or 4.7% of revenue, in the comparable quarter a year earlier. The lower selling expense as a percent of revenue is due to the improvement in quality of the Company’s products which reduced the costs of after-sales services. In addition, the increased sales volume allowed the Company to benefit from economies of scale and reduced the per unit selling expenses.

Income from operations increased to $3.7 million for the first quarter 2007, up 99.3% from $1.9 million in the first quarter 2006. Operating margin for the quarter was 17.3% compared to operating margin of 12.7% in the same period a year ago. Operating margin benefited from improvement in gross margin and operating efficiencies.

Net income for the first quarter 2007 increased to $2.7 million, up 92.2% from the first quarter 2006 of $1.4 million. Fully diluted earnings per share for the quarter 2007 were $0.11.

Financial Condition

As of March 31, 2007, Wonder Auto had $10.0 million in cash and cash equivalents (including $3.9 million restricted cash), working capital of $30.4 million and $10.9 million long-term debt. Shareholders’ equity stood at $41.3 million, up from $38.2 million from December 31, 2006.

Subsequent Event

On April 2, 2007, Wonder Auto, through its subsidiaries, acquired approximately 80% of the shares in Jinzhou Wanyou Mechanical Parts Co., Ltd. (“Wanyou”). Wonder Auto already owned approximately 20% of the shares of Wanyou which combined with the additional 80% gives the Company and its subsidiaries 100% ownership in Wanyou. The shares were purchased from two separate parties for a total of $16.42 million, subject to certain net income targets.

Business Outlook

The auto industry in China continues to grow rapidly and Wonder Auto expects to continue to participate in that growth through increased orders from current customers and by developing new products through its joint development program. In July 2007, Wonder Auto expects to begin production from its new starter and alternator lines which will enable the Company to continue to improve its manufacturing capability and operating efficiencies. Moreover, the recent acquisition of Wanyou enhances the Company’s expertise and network in the export market, which Wonder Auto intends to leverage as it increases its international presence. The Company reaffirms its previous guidance for the full year of revenues of $100 million and net income of $13.5 million.

“The Chinese automotive market remains robust after taking over from Japan as the world’s second largest market in 2006. With a current market share of about 15% in China, we are focused on aggressively expanding our presence in both domestic and international markets by maintaining our competitiveness through technological superiority and internal controls. We expect this progress will result in Wonder Auto achieving a growth rate higher than the industry average this year,” concluded Mr. Zhao.

Conference Call

Wonder Auto will host a conference call on Thursday, May 10th at 10:00 am ET to discuss results for the first quarter of 2007. Joining Mr. Qingjie Zhao, Chairman and CEO, will be Ryan Yuan, CFO, and Mark Collinson, Partner of CCG Investor Relations. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 419-5570. International callers should dial (617) 896-9871. When prompted by the operator, mention Conference Passcode 90877975.

If you are unable to participate in the call at this time, a replay will be available on Thursday, May 10, at 11:00 a.m. Eastern Time, through Thursday, May 17, 2007. To access the replay dial (888) 286-8010 and enter the conference passcode 11929842. International callers should dial (617) 801-6888.

The conference will be broadcast live over the Internet and can be accessed by all interested parties at Wonder Auto’s website at www.watg.cn. To listen to the call please go to the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

About Wonder Auto Technology, Inc.

Wonder Auto Technology, Inc., through its subsidiary, Jinzhou Halla Electrical Equipment Co., Ltd., designs, develops, manufactures and sells automotive electrical parts and is the second largest seller of automotive alternators and starters in China. The Company’s products are suitable for various types of automobiles and industrial vehicles. Wonder Auto’s customers include Beijing Hyundai, Shenyang Aerospace Mitsubishi, Harbin Dong’an Mitsubishi, and Dongfeng Yueda Kia Motor Co., Ltd. Wonder Auto Technology, Inc. is a Nevada corporation with its manufacturing subsidiary Jinzhou Halla and its corporate headquarters located in Jinzhou City, Liaoning, China.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of Wonder Auto’s management and are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Wonder Auto is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of auto components; timing approval and market acceptance of new product introduction; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks not included herein. The information set forth herein should be read in light of such risks. Wonder Auto does not assume any obligation to update the information contained in this press release.

Financial Tables Below

Wonder Auto Technology, Inc.
Condensed Consolidated Statements of Operations
For the three months ended March 31, 2007 and 2006
(Stated in US Dollars)

	Three months ended
	March 31
	(Unaudited)
	2007	2006

Net sales	$21,566,796	$14,793,221
Cost of sales	(16,251,790)	(11,815,898)

Gross profit	5,315,006	2,977,323

Operating expenses
Administrative expenses	666,566	306,908
Research and development costs	263,446	100,558
Selling expenses	651,616	696,431

Total operating expenses	1,581,628	1,103,897

Income from operations	3,733,378	1,873,426
Interest income	16,709	12,861
Other income	23,795	-
Finance costs	(419,392)	(258,401)
Equity in net income of an unconsolidated affiliate	34,147	-

Income before income taxes	3,388,637	1,627,886
Income taxes	(466,814)	(218,653)
Minority interests	(209,371)	-

Net income	$2,712,452	$1,409,233

Other comprehensive income
Foreign currency translation adjustments	367,329	93,226

Comprehensive income	$3,079,781	$1,502,459

Earnings per share: basic and diluted	$0.11	$0.08

Weighted average number of shares outstanding:
basic and diluted	23,959,994	17,227,198

Wonder Auto Technology, Inc.
Condensed Consolidated Balance Sheets
As of March 31, 2007 and December 31, 2006
(Stated in US Dollars)

	March 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$6,065,302	$8,203,699
Restricted cash	3,919,971	4,876,879
Trade receivables (net of allowance of doubtful accounts
of $38,023 in 2007 and $32,150 in 2006)	26,042,474	24,696,982
Bills receivable	8,100,371	3,098,314
Other receivables, prepayments and deposits	1,445,086	1,254,209
Inventories	15,535,997	13,689,374
Amount due from a related company	70,249	69,561
Deferred taxes	217,693	237,570

Total current assets	61,397,143	56,126,588
Know-how	1,482,617	1,468,089
Trademarks and patents	11,182	11,418
Property, plant and equipment, net	14,469,688	13,945,846
Land use right	1,202,302	1,203,256
Deposit for acquisition of property, plant and equipment	2,864,978	1,740,548
Investment in an unconsolidated affiliate	567,130	527,627
Goodwill	3,115,227	2,771,293
Deferred taxes	221,744	205,475

TOTAL ASSETS	$85,332,011	$78,000,140

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$12,411,172	$9,631,537
Bills payable	6,717,565	8,628,078
Other payables and accrued expenses	2,833,675	3,121,533
Provision for warranty	980,551	1,049,344
Income tax payable	446,084	398,768
Amount due to an unconsolidated affiliate	100,136	37,492
Dividend payable to minority stockholders	691,152	-
Dividend payable to Winning	343,934	-
Secured short-term bank loans	6,459,198	14,326,831

Total current liabilities	30,983,467	37,193,583

Secured long-term bank loans	10,916,984	-

TOTAL LIABILITIES	41,900,451	37,193,583

COMMITMENTS AND CONTINGENCIES

MINORITY INTERESTS	2,124,794	2,579,572

STOCKHOLDERS’ EQUITY
Preferred stock: par value $0.0001 per share; authorized
10,000,000 shares, none issued and outstanding	-	-
Common stock: par value $0.0001 per share; authorized
90,000,000 shares, issued and outstanding 23,959,994
shares in 2007 and 2006	2,396	2,396
Additional paid-in capital	22,140,143	22,140,143
Statutory and other reserves	3,148,265	3,148,265
Accumulated other comprehensive income	1,819,467	1,452,138
Retained earnings	14,196,495	11,484,043

TOTAL STOCKHOLDERS’ EQUITY	41,306,766	38,226,985

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$85,332,011	$78,000,140

Wonder Auto Technology, Inc.
Condensed Consolidated Statements of Cash Flows
For the three months ended March 31, 2007 and 2006
(Stated in US Dollars)

	Three months ended March 31
	(Unaudited)
	2007	2006

Cash flows from operating activities
Net income	$2,712,452	$1,409,233
Adjustments to reconcile net income to net cash (used in)
provided by operating activities:
Depreciation	445,132	328,740
Amortization of trademarks and patents	347	87
Amortization of land use right	12,811	6,681
Deferred taxes	7,454	28,485
Provision for doubtful debts	5,533	-
Recovery of obsolete inventories	(22,720)	(12,873)
Equity in net income of an unconsolidated affiliate	(34,147)	-
Minority interests	209,371	-
Changes in operating assets and liabilities:
Trade receivables	(1,102,316)	(2,796,781)
Bills receivable	(4,951,887)	(968,729)
Other receivables, prepayments and deposits	(187,937)	(340,268)
Inventories	(1,677,966)	(1,405,824)
Trade payables	2,673,792	3,882,703
Bills payable	(1,988,059)	-
Amount due to an unconsolidated affiliate	62,029	-
Other payables and accrued expenses	104,787	(207,189)
Provision for warranty	(78,866)	213,991
Income tax payable	43,200	(83,400)

Net cash flows (used in) provided by operating activities	(3,766,990)	54,856

Cash flows from investing activities
Payments to acquire and for deposit for acquisition of
property, plant and equipment	(1,932,319)	(645,405)
Decrease in restricted cash	956,907	36,326
Installment payments for acquisition of Dong Woo	(400,000)	-

Net cash flows used in investing activities	$(1,375,412)	$(609,079)

Cash flows from financing activities
Dividend paid to stockholders	$-	$(1,704,206)
Repayment of bank loans	(7,977,971)	-
New bank loans	10,874,139	-

Net cash flows provided by (used in) financing activities	2,896,168	(1,704,206)

Effect of foreign currency translation on cash and cash equivalents	107,837	31,947

Net decrease in cash and cash equivalents	(2,138,397)	(2,226,482)

Cash and cash equivalents - beginning of period	8,203,699	4,368,757

Cash and cash equivalents - end of period	$6,065,302	$2,142,275

Supplemental disclosures for cash flow information:
Cash paid for:
Interest	$222,702	$228,022
Income taxes	$416,161	$273,567

# # #